Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2013 FIRST QUARTER
FINANCIAL RESULTS
Revenue increases 5.1 percent to $111.8 million
GAAP earnings per share (diluted) for the quarter is $0.60;
Costs related to pending merger with Nielsen reduced first quarter EPS by $0.12;

Columbia MD, May 7, 2013 – Arbitron Inc. (NYSE: ARB) today announced financial results for the first quarter ended March 31, 2013.

Computed in accordance with U.S. generally accepted accounting principles (GAAP), net income for the first quarter was $16.3 million or $0.60 per share (diluted), compared with $17.8 million, or $0.64 per share (diluted), for the first quarter of 2012.

Costs and expenses in the first quarter 2013 included $3.2 million of consulting, legal, and other expenses related to the pending acquisition of Arbitron by Nielsen Holdings N.V. (“Nielsen”)—which impacted net income by $0.12 per share (diluted).

Excluding the expenses directly related to the pending acquisition, earnings per share (diluted) for the first quarter would have been $0.72 per share (diluted), an increase of 12.5 percent over the first quarter 2012.

Additional Financial Highlights
For the first quarter of 2013, the Company reported revenue of $111.8 million, an increase of 5.1 percent compared to revenue of $106.4 million during the first quarter of 2012.

Costs and expenses for the first quarter 2013 were $81.4 million, an increase of $6.2 million or 8.3 percent compared to $75.2 million in the first quarter 2012. In addition to the $3.2 million of expenses related to the pending Nielsen transaction, costs in the quarter increased as a result of planned incremental investments in Arbitron Mobile panels, costs associated with address-based sampling, in-person recruiting, and cell-phone household recruiting.

EBIT (earnings before interest and income tax expense) for the first quarter 2013 was $28.0 million compared with EBIT of $28.9 million for the first quarter of 2012.

Excluding the costs for the pending Nielsen transaction, EBIT in the first quarter 2013 would have been $31.2 million, an increase of $2.4 million or 8.2 percent compared to the first quarter 2012, yielding EBIT margins of 27.9 percent as compared to 27.1 percent in the first quarter of 2012.

The net pre-tax investment in our cross platform initiatives and in Arbitron Mobile during the first quarter of 2013 was $4.4 million, compared to $2.9 million in the first quarter last year.

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $34.7 million in the first quarter of 2013 compared with EBITDA of $36.6 million in the first quarter of 2012.

Excluding the costs for the pending Nielsen transaction, EBITDA in the first quarter 2013 would have been $37.9 million, an increase of $1.3 million or 3.6 percent compared to the first quarter 2012, with resultant EBITDA margins of 33.9 percent versus 34.4 percent in the first quarter of 2012

Other Matters

On April 16, 2013, Arbitron’s shareholders voted to approve the proposed acquisition of Arbitron by Nielsen. The transaction remains subject to certain regulatory approvals, including expiration of the Hart-Scott-Rodino antitrust waiting period, and customary closing conditions.

Management Comment on First Quarter 2013 Results
Said Sean R. Creamer, President and Chief Executive Officer:

“In the first quarter, we continued to pursue our long-standing objectives: maintaining our investments in the quality of our radio ratings services, growing our core revenue, and entering new markets such as digital radio, cross-platform, and mobile.

“Our focus on the quality of our core services helped us achieve Media Rating Council accreditation of four additional Portable People Meter markets in February. Our goal remains achieving or maintaining accreditation in all our syndicated radio markets.

“We continue working to leverage our investment in the PPM technology and consumer panels utilizing our platform in new initiatives such as advertising and promotion effectiveness studies, while enhancing our measurement capabilities for radio and across platforms.”

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media—radio, television, cable, and out-of-home; the mobile industry; as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media, and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia, and Australia; and developing application software used for analyzing media audience and marketing information data.

The Company has developed the Portable People Meter™ (PPM®) and the PPM 360™, new technologies for media and marketing research.

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Portable People MeterTM PPM® and PPM 360™ are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully operate our business without disruption due to the pending merger transaction with Nielsen Holdings N.V. (“Nielsen”);

•	obtain required regulatory approvals and satisfy other conditions to closing of the merger with Nielsen and successfully complete the merger;

•	manage unexpected costs, liabilities, or delays in completing the merger with Nielsen;

•	successfully obtain and/or maintain Media Rating Council, Inc. (“MRC”) accreditation for our audience ratings services;

•	renew contracts with key customers;

•	collect, manage, and process the consumer information we utilize in our media marketing and information services in compliance with applicable data protection and privacy statutes, regulations, and other requirements;

•	successfully execute and maintain our cross platform and mobile measurement initiatives;

•	support our current and future services by designing, recruiting, and maintaining research samples that appropriately balance quality, size and, operational cost;

•	successfully develop, implement, and fund initiatives designed to enhance sample quality;

•	successfully manage costs associated with cell phone household recruitment, targeted in-person recruitment, and address-based sampling;

•	successfully maintain and promote industry usage of our media and marketing information services, a critical mass of broadcaster encoding, and the proper understanding of our services and methodologies in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	successfully manage the impact on our business of the current economic environment generally, and in the advertising market, including, without limitation, the insolvency of any of our customers or the impact of economic environment on our customers’ ability to fulfill their payment obligations to us;

•	successfully integrate acquired operations, including differing levels of management and internal control effectiveness at the acquired entity;

•	effectively respond to rapidly changing technologies by creating proprietary systems to support our research initiatives and by developing new services that meet marketplace demands in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	successfully develop and implement technology solutions to identify and report consumer use of new and existing forms of media content and delivery, and advertising in an increasingly competitive environment; and

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2012, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Tables to follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2013 and 2012
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,			%
	2013	2012	Change	Change
Revenue	$111,784	$106,394	$5,390	5.1%
Costs and expenses
Cost of revenue	49,601	47,448	2,153	4.5%
Selling, general and administrative	22,498	18,003	4,495	25.0%
Research and development	9,314	9,718	(404)	(4.2%)
Total costs and expenses	81,413	75,169	6,244	8.3%
Operating income	30,371	31,225	(854)	(2.7%)
Equity in net loss of affiliate	(2,387)	(2,356)	(31)	1.3%
Earnings before interest and income	27,984	28,869	(885)	(3.1%)
taxes (1)
Interest income	22	20	2	10.0%
Interest expense	165	129	36	27.9%
Earnings before income taxes	27,841	28,760	(919)	(3.2%)
Income tax expense	11,551	10,953	598	5.5%
Net Income	16,290	17,807	(1,517)	(8.5%)
Income per weighted-average common share
Basic	$0.61	$0.65	$(0.04)	(6.2%)
Diluted	$0.60	$0.64	$(0.04)	(6.3%)
Weighted-average shares used in calculations
Basic	26,686	27,246	(560)	(2.1%)
Diluted	27,280	27,742	(462)	(1.7%)
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$34,703	$36,612	$(1,909)	(5.2%)
Non-cash share-based compensation	$2,249	$2,168	$81	3.7%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months Ended March 31, 2013 and 2012
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net income	$16,290	$17,807
Income tax expense	11,551	10,953
Net interest expense	143	109
EBIT (2)	$27,984	$28,869
Depreciation and amortization	6,719	7,743
EBITDA (2)	$34,703	$36,612
EBIT Margin (2)	25.0%	27.1%
EBITDA Margin (2)	31.0%	34.4%

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income.

EBIT margin and EBITDA margin are calculated as percentages of revenue.

EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2013 and December 31, 2012
(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$83,735	$66,469
Trade receivables	60,825	59,185
Property and equipment, net	59,631	61,669
Goodwill, net	45,364	45,540
Other assets	32,136	36,229
Total assets	$281,691	$269,092
Liabilities and Stockholders’ Equity:
Deferred revenue	$39,966	$38,497
Other liabilities	70,150	77,186
Stockholders’ equity	171,575	153,409
Total liabilities and stockholders’ equity	$281,691	$269,092

Note: The December 31, 2012 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.